Exhibit 8.1 – Opinion of McGuireWoods LLP – Tax

[LETTERHEAD OF MCGUIREWOODS LLP]

June 17, 2011

CarMax Auto Funding LLC

12800 Tuckahoe Creek Parkway, Suite 400

Richmond, Virginia 23238

CarMax Auto Funding LLC

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special federal tax counsel for CarMax Auto Funding LLC, a Delaware limited liability company (the “Company”), in connection with the above-captioned registration statement (such registration statement, together with the exhibits and any amendments thereto, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on June 17, 2011 in connection with the registration by the Company of Asset Backed Notes (the “Notes”). As described in the Registration Statement, the Notes will be issued from time to time in series, with each series being issued by a trust (each, a “Trust”) to be formed by the Company pursuant to a Trust Agreement (each, a “Trust Agreement”) between the Company and a trustee designated therein. Each series of Notes will be issued pursuant to an Indenture (each, an “Indenture”) between the related Trust and an indenture trustee designated therein.

We are generally familiar with the proceedings required to be taken with respect to the proposed authorization, issuance and sale of any series of Notes. In connection with this opinion, we have examined and relied upon the Registration Statement, including the form of prospectus and the form of prospectus supplement included therein (together, the “Prospectus”), the form of Indenture incorporated by reference as an exhibit thereto, the form of Trust Agreement incorporated by reference as an exhibit thereto and such other documents as we have deemed necessary for purposes of this opinion.

The opinion expressed herein is based upon the Internal Revenue Code of 1986, as amended, administrative rulings, judicial decisions, proposed, temporary and final Treasury regulations and other applicable authorities. The statutory provisions, regulations and interpretations upon which such opinion is based are subject to change, and such changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in such opinion will not be asserted by the Internal Revenue Service.

Based upon and subject to the forgoing, we are of the opinion that the statements set forth under the headings “Summary of the Notes and the Transaction Structure – Tax Status” and “Material Federal Income Tax Consequences” in the Prospectus, insofar as such statements constitute matters of law or legal conclusions with respect thereto and except

June 17, 2011

to the extent qualified therein, accurately describe the material federal income tax consequences to the holders of the Notes and the Certificates. We hereby confirm and adopt as our opinions the opinions expressly set forth under such headings.

We note that the Prospectus does not relate to an actual transaction. As a result, the descriptions of federal income tax consequences referred to above may be modified in the context of an actual transaction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to McGuireWoods LLP under the headings “Summary of the Notes and the Transaction Structure – Tax Status” and “Material Federal Income Tax Consequences” in the Prospectus. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ MCGUIREWOODS LLP